ASHA - TAISUN
                            BOARD OF DIRECTORS
                                 RESOLUTION

WHEREAS, ASHA Corporation has made available Asha-Taisun Common Shares in an amount equal to 32% of the outstanding shares of the company so that such shares are available for sale to a person or entity in order to bring additional equity and operational capital into the company, and WHEREAS, Taisun has agreed to purchase such shares from ASHA for future production royalties in the amount of $100.00 U.S. per vehicle produced, and WHEREAS, ASHA has agreed that such royalty shall not commence until such time as at least 80% of the transferred shares have been sold, and WHEREAS, both parties agree that any shares remaining unsold after two years may be repurchased by Asha, at its option, at a price not to exceed $0.50 per share.
RESOLVED: That this resolution, when signed by two Directors of Asha-Taisun, will serve to validate the above-delineated agreement.

DIRECTORS:

/s/ Brian Chang          September 23, 1998
Brian Chang

/s/ John C. McCormack    September 23, 1998
John C. McCormack